Exhibit 16.1

April 19, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Boykin Lodging Company’s Form 8-K, dated April 14, 2004, and have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP